EXHIBIT 12

                              FORMICA CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (in millions, except ratio data)

                                                                                Three-months ended            Nine-months ended
                                                                                  September 30,                 September 30,
                                                                             -------------------------     ------------------------
                                                                                 2001          2000           2001         2000
                                                                             -------------   ---------     -----------   ----------
       Loss from continuing operations before income taxes per statement of
       operations                                                              $(17.5)          $(8.5)       $(43.1)       $(36.7)

       Add:
       Portion of rents representative of the interest factor                     0.9             1.1           3.6           2.3

       Interest on indebtedness and amortization of debt expense                 15.7            14.4          42.1          36.5

                                                                             -------------   ---------     -----------   ----------
       Income as adjusted                                                        (0.9)            7.0           2.6           2.1
                                                                             =============   =========     ===========   ==========

       Fixed Charges:
       Interest on indebtedness and amortization of debt expense (1)             15.7            14.4          42.1          36.5
                                                                             -------------   ---------     -----------   ----------

       Capitalized interest (2)                                                  --              --            --            --
                                                                             -------------   ---------     -----------   ----------

       Rents                                                                      2.7             3.3          10.8           6.9

                                                                             -------------   ---------     -----------   ----------
       Portion of rents representative of the interest factor (3)                 0.9             1.1           3.6           2.3
                                                                             -------------   ---------     -----------   ----------

                                                                             -------------   ---------
       Fixed Charges (1) + (2) + (3)                                           $ 16.6           $15.5        $ 45.7        $ 38.8
                                                                             =============   =========     ===========   ==========

       Ratio of earnings to fixed charges                                        --              --            --            --
                                                                             =============   =========     ===========   ==========